EXHIBIT 10.4

Confidential information has been omitted in places marked “*****” and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

AMENDATORY AGREEMENT
Between
TENNESSEE VALLEY AUTHORITY
And
UNITED STATES ENRICHMENT CORPORATION

Date: May 20, 2013    TV‑05356W, Supp. No. 10

THIS AGREEMENT, made and entered into by and between TENNESSEE VALLEY AUTHORITY (TVA), a corporation created and existing under and by virtue of the Tennessee Valley Authority Act of 1933, as amended (TVA Act), and UNITED STATES ENRICHMENT CORPORATION (USEC), a corporation created and existing under the laws of the State of Delaware;

W I T N E S S E T H:

WHEREAS, USEC has been purchasing power from TVA under Power Contract TV‑05356W, dated July 11, 2000, as amended (Power Contract), for the operation of the USEC uranium enrichment facilities near Paducah, Kentucky that USEC leases from the United States Department of Energy (DOE); and

WHEREAS, USEC and TVA wish to extend the term of the Power Contract in order to facilitate potential additional power supply which will be used to enrich nuclear material for non‑TVA consumers of nuclear fuel; and

WHEREAS, the parties also wish to provide a one-time option to replace USEC's Letter of Credit with a cash deposit to fulfill its performance assurance obligations during the remaining term of the Power Contract;

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the provisions of the TVA Act, the parties mutually agree as follows:

SECTION 1 - DEFINITIONS

Initial capped and underlined terms used in this agreement which are defined in Article I and Article IV of the Power Contract shall have the meaning there defined.

SECTION 2 - EXTENSION OF THE POWER CONTRACT

Effective as of the date first written above (Effective Date), section 2.1 of the Power Contract is hereby replaced with the following:

“This Contract shall become effective as of the date first above written and shall continue in effect through December 31, 2013; provided, however, that:

(a)    Subject to subsection (b) below, this Contract may be terminated by either Party upon completion of all transactions for Additional Energy entered into pursuant to section 2.2(e) of this Contract. It is expressly recognized and agreed that a Party seeking to terminate this Contract in accordance with the preceding sentence, prior to December 31, 2013, shall provide 30 days' written notice prior to termination and that this Contract shall not terminate prior to September 30, 2013.

(b)    Furthermore, the provisions of sections 2.5(f), 2.9, and 2.10 of this Contract shall continue in effect until USEC ceases to lease or operate the 161-kV switchyard facilities at the DOE-owned uranium enrichment facilities leased by USEC.”

SECTION 3 - PERFORMANCE ASSURANCE OBLIGATIONS

It is recognized that (1) in accordance with the provisions of the Power Contract, TVA has determined that USEC presently has a CRR equal to a Below Investment Grade Rating, and (2) pursuant to Contract No. TV-05356W, Supp. No. 9, USEC has been providing Performance Assurance in the form of Weekly Prepayments and a Letter of Credit. From and after the Effective Date, the parties agree that USEC shall provide and maintain Performance Assurance as set out in this section 3.

3.1 Performance Assurance. It is understood and agreed that USEC is required to provide Performance Assurance as described in this section 3 until such time, if any, that USEC's CRR and corresponding Collateral Threshold are such that no Performance Assurance is due. Currently USEC provides such Performance Assurance in the form of Weekly Prepayments and a Letter of Credit. During the term of the Power Contract, USEC shall have the one time option, upon five (5) days notice to TVA, to replace the Letter of Credit with a cash deposit (Deposit). If exercised, it is acknowledged and understood that such replacement of the Letter of Credit with a Deposit is and shall be a contemporaneous exchange for new value given. Accordingly, from and after the Effective Date, USEC shall, subject to section 3.4, provide Performance Assurance in the form of Weekly Prepayments and either (i) a Letter of Credit or (ii) a Deposit. If USEC is providing a Letter of Credit, the following section 3.1.1 shall apply. If USEC is providing a Deposit in lieu of a Letter of Credit, section 3.1.2 shall apply, but in all cases USEC shall make the Weekly Prepayments described in section 3.3 in addition to the Letter of Credit or Deposit.

3.1.1 Letter of Credit. Unless and until USEC elects to provide a Deposit under section 3.1.2, USEC shall provide TVA an irrevocable Letter of Credit, in a form acceptable to TVA. It is recognized that as of the Effective Date, USEC has provided a Letter of Credit in the amount of *****, and this amount may be adjusted as determined by TVA in accordance with section 3.4 below to reflect changes in the price and usage of power. USEC shall at all times keep such Letter of Credit in full force and effect. The Letter of Credit may be utilized by TVA to cover any obligations for which the Power Contract provides and for which payments are not made by USEC, including, but not limited to, minimum bill obligations. Notwithstanding such Letter of Credit, USEC will remain obligated to make all payments as they become due under the Power Contract, together with all required Weekly Prepayments.

3.1.2 Deposit. By providing notice to TVA as set out in section 3.1 above, in lieu of the Letter of Credit under section 3.1.1, USEC may provide a Deposit to TVA in the amount of ***** or such different amount as determined by TVA in accordance with section 3.4 below to reflect changes in the price and usage of power. The Deposit may be utilized by TVA to cover any amount arising from TVA's supply of power after the Effective Date for which the Power Contract provides and for which payments are not made by USEC. Notwithstanding such Deposit, USEC shall remain obligated to make all payments as they become due under the Power Contract. Moreover, should there be any use of the Deposit by TVA, USEC shall, upon notice from TVA, pay the amount necessary to fully replenish the Deposit at the time of its next Weekly Prepayment.

3.2 Interest. If USEC provides a Deposit in lieu of a Letter of Credit,
(a) effective with the date of the Deposit, simple interest shall accrue on any Deposit held by TVA on USEC's account at TVA's long-term cost of borrowing and shall be added to the Deposit every six (6) months (April 30 and October 31).
(b) At any such time that USEC's CRR and corresponding Collateral Threshold are such that no Performance Assurance is due under Article IV of the Power Contract or at the end of the term of the Power Contract, or any extension thereof, and after receipt from USEC of any remaining payments due under the Power Contract, TVA shall return to USEC an amount equal to:
(i) the Deposit plus simple interest on the Deposit, at TVA's average long‑term interest rate, less
(ii) any amounts for which the Power Contract provides and for which payments have not been made by USEC.

3.3 Weekly Prepayments. Notwithstanding the provisions of section 2.6 of the Power Contract, USEC shall pay TVA a designated sum of money per week in advance for power and energy used under the Power Contract (Weekly Prepayment).  As of the Effective Date, USEC shall pay TVA a Weekly Prepayment in the amount of *****. Furthermore, notwithstanding any notice provided by TVA to the contrary prior to the Effective Date of this agreement, the Weekly Prepayment in the amount set forth above shall remain in effect until further notice is provided that an adjustment is needed in Performance Assurance as outlined in section 3.4 below.

Such Weekly Prepayments shall be received by TVA no later than 12 noon CST or CDT, whichever is currently effective, on each Friday and shall be made electronically through Federal Reserve Fedwire Funds Service to TVA's account with the U.S. Treasury ***** or through Automated Clearing House to TVA's account.  TVA's monthly bill for power and energy shall reflect the cumulative Weekly Prepayments for that month as a credit to be applied against that monthly bill.  USEC shall have seven (7) days from the date of the monthly bill, or until the next Weekly Prepayment (whichever comes later) to pay any amount that is not covered by the cumulative Weekly Prepayments for that month.  In the event that the cumulative Weekly Prepayments for any month exceed the amount of that monthly bill, TVA shall notify USEC of the overpayment and credit such amount to USEC's next Weekly Prepayment(s) until the overpayment is exhausted.

3.4 Adjustments to Performance Assurance. The Performance Assurance provided for in this agreement is based on the price and usage of power and energy taken by USEC and may be adjusted by TVA as provided in the Power Contract. If TVA determines that any adjustment is necessary, TVA will provide USEC with written notice of any increased or decreased amount of Performance Assurance required under the Power Contract. For so long as USEC is providing a Letter of Credit, when an adjustment is required in the amount of the Letter of Credit, by no later than the date specified by TVA in such written notice, which in no case shall be less than ten (10) days after such notice is given, USEC shall modify the Letter of Credit to reflect the adjusted amount stated in the notice. If USEC is providing a Deposit in lieu of Letter of Credit, then when an adjustment is required in the amount of the Deposit, by no later than the date specified by TVA in such written notice, which in no case shall be less than five (5) days after such notice is given, USEC shall increase or decrease the Deposit to reflect the adjusted amount stated in the notice. Furthermore, when an adjustment is required in the amount of Weekly Prepayments, by no later than the date specified by TVA in such written notice, which in no case shall be less than five (5) days after such notice is given, USEC shall provide TVA with the amount of the adjusted Weekly Prepayment.

If at a point in the future USEC notifies TVA that no further usage of power and energy is anticipated, or will be taken by USEC under the Power Contract, then, upon completion of all transactions for Additional Energy, no further Weekly Prepayments will be required by USEC and TVA will be obligated to release the Letter of Credit or return the Deposit to USEC, as applicable, in each case within fifteen (15) days, less any amounts withheld, including but not limited to any amounts that may be owing or due under the Power Contract and any amounts deemed necessary to true-up the Fuel Cost Adjustment as outlined in Supp. No. 4, to the Power Contract, as amended by Supp. No. 6. It is recognized that in accordance with section 4.5 of the Power Contract, for so long as the Credit Risk, as determined by TVA, remains zero, no Performance Assurance would be required.

3.5 Early Payment Credits. Notwithstanding Section 2 of the Terms and Conditions set forth in Attachment 4 of the Power Contract, provided that USEC makes all Weekly Prepayments in full falling within that Billing Month on or before the Weekly Prepayment Due Dates, and USEC is not otherwise delinquent or in default under the Power Contract, then USEC shall be entitled to early payment credits. Such early payment credits shall be calculated as follows:

(a) TVA shall determine the aggregate amount of all Weekly Prepayments due under the Power Contract and received during the Billing Month;
(b) TVA shall provide a flat ten (10) days of such credit by applying TVA's Average Short-Term Interest Rate (as defined in the Terms and Conditions to the Power Contract) to such aggregate amount.

3.6 Default. Failure to comply with any of the above provisions shall constitute an immediate default under this contract. Upon such default, TVA shall have the right to immediately discontinue the supply of power, upon five (5) days' written notice, to USEC.

3.7 Performance Assurance Obligation. It is acknowledged and understood that USEC's issuance to TVA of a Letter of Credit, the cash Deposit or other Performance Assurance in any form is a contemporaneous exchange for new value given, and among other things, is necessary to allow USEC to receive current and future power deliveries under the terms of the Power Contract.

Discontinuance of supply under this section 3 shall not relieve USEC of its liability for minimum monthly charges or payment of past due amounts. It is expressly recognized that in determining whether either party shall be entitled to terminate the Power Contract as provided in section 2 of this agreement, a discontinuance of supply in accordance with this section 3 shall not be considered a completion of any transaction for Additional Energy that has been entered into pursuant to section 2.2(e) of the Power Contract. It is further expressly recognized that the terms set out in this section 3 shall apply to any power made available to USEC as Additional Energy in accordance with section 2.2(e) of the Power Contract. TVA's election of any remedies under this agreement shall be without waiver of any other rights, including, without limitation, the right to damages for such default.

SECTION 4 - TERMINATION OF AGREEMENT

As of the Effective Date of this agreement, Supp. No. 9 to the Power Contract is hereby terminated.

SECTION 5 - RATIFICATION OF THE POWER CONTRACT

The Power Contract is ratified and confirmed as the continuing obligation of the parties.

IN WITNESS WHEREOF, the Parties to this agreement have caused it to be executed by their duly authorized representatives, as of the day and year first above written.

UNITED STATES ENRICHMENT CORPORATION

By    __/s/ Robert Van Namen_
Robert Van Namen
Senior Vice President and Chief Operating Officer

TENNESSEE VALLEY AUTHORITY

By    _/s/ William D. Johnson_
William D. Johnson
President and Chief Executive Officer